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                                    For more information, contact:
                                    Karin Breuninger, GoldAvenue, 41.79.253.7906
                                    Jennifer Schroeder, GoldAvenue, 415.310.0260
                                    Michael Golden, J.P. Morgan, 212.648.3784
                                    Charles Carter, AngloGold, 917.207.5461



FOR IMMEDIATE RELEASE



                         ANGLOGOLD, J.P. MORGAN AND PAMP
                 PARTNER TO CREATE COMPREHENSIVE GOLD e-BUSINESS

          GOLDAVENUE TO LEAD THE MULTIBILLION DOLLAR GOLD MARKET ONLINE

NEW YORK (April 11, 2000) -- AngloGold (NYSE: AU), J.P. Morgan (NYSE: JPM) and PAMP (Produits Artistiques de Metaux Precieux), three of the world's leaders in gold mining, refining, trading, manufacturing and vaulting, announced the creation of GoldAvenue, an independent company that will be the first to offer a comprehensive range of products and services for businesses, investors and consumers in the gold market primarily through the use of the Internet.

Earlier today, the partners signed an agreement to form GoldAvenue. In addition to committing market knowledge, technology and people, the three partners have committed $20 million in seed capital to fund GoldAvenue's first year of operation. The company will begin to roll out its products and services via the launch of a comprehensive gold Web site at www.goldavenue.com in the second half of 2000.

Physical investment of bullion products globally represents flows of billions of dollars (U.S.) annually; according to the World Gold Council, the U.S. bullion investment market alone was worth more than $1.5 billion in 1999. In addition, the exchange and over-the-counter (OTC) traded markets in gold are a trillion-dollar market worldwide. Gold jewelry, the most important consumer market segment, represents an annual turnover in excess of $14 billion in the U.S. alone. In the first two months of 2000, U.S. online jewelry sales have surpassed $160 million, a 56 percent increase over total U.S. online jewelry sales in all of 1999. Forrester Research conservatively predicts an U.S. online jewelry market of $950 million by 2003.



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GOLDAVENUE/PAGE 2


GoldAvenue will leverage the size and strength of the gold industry to create the only one stop destination for high-quality gold products and services of all kinds and to utilize existing distribution methods for gold. The company will offer a full range of gold products and capabilities, starting with retail products for consumers. Ultimately, it will roll out services for investors, merchants, and others dealing in gold. The full range of GoldAvenue services will include:

-      Gold savings and investments;

-      Financial services and gold trading; and

-      Retail jewelry, watches, bullion, and accessories;

-      Product and market information.

"By providing the only place people can purchase, invest, save and trade gold, we will increase market liquidity and create a new appeal for gold by lowering the barrier for access to gold," said Mehdi Barkhordar, chief executive officer, GoldAvenue. "The Internet affords us the opportunity to reach everyone interested in or dealing with gold."

STRENGTH OF PARTNERSHIP

GoldAvenue brings together three powerful gold market participants as strategic partners. AngloGold brings to the new venture an international reputation as the world's largest gold mining company, a network of relationships in the major gold markets of the world and a reputation for proactive support for its product. PAMP, the world's largest private gold refiner, brings experience in gold bullion distribution and retailing, knowledge of major gold markets worldwide and an established line of gold products, including watches, accessories and bullion. J.P. Morgan, a leading precious metals trader and vault services provider, contributes services and expertise to support gold trading and investment accounts. Through its LabMorgan e-finance unit, J.P. Morgan also offers significant experience in building e-commerce businesses.

In commenting on the venture, Bobby Godsell, CEO of AngloGold said, "This partnership allows us to play a more active role in the positioning of our product to the modern consumer and in strengthening the global gold retail business."

"J.P. Morgan offers distinguishing capabilities to GoldAvenue, including trading infrastructure and technology and vault services for use in creating gold investment accounts," said William Winters, head of J.P. Morgan's markets businesses. "GoldAvenue is the latest in a series of compelling e-finance initiatives supported by LabMorgan, our e-finance unit and center of innovation."

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GOLDAVENUE/PAGE THREE


ABOUT ANGLOGOLD

AngloGold Limited is the world's largest gold producer, with 7.5 million ounces of gold produced annually from operations in Argentina, Australia, Brazil, Mali, Namibia, South Africa and the United States of America. Its worldwide exploration program encompasses 13 countries on four continents. Since its formation in 1998, AngloGold has consistently produced a high rate of shareholder returns, strong cash flows, and has demonstrated a commitment to grow demand for its product through a range of international gold marketing initiatives. The company's web address is www.anglogold.com.

ABOUT PAMP

PAMP (Produits Artistiques de Metaux Precieux) is the world's leading private gold refining and manufacturing company. This Swiss company, which is affiliated with MKS Finance, was founded in Chiasso in 1977 and produces in excess of 12 million ounces of gold annually, valued at $4 billion (U.S.). It is known primarily as a major producer of gold monetary bars, which are recognized as "Good Delivery" by all the world's leading gold exchanges. PAMP also produces a broad choice of specialized products in solid gold. These include coins, medals, jewelry and an exclusive collection of solid gold watches, produced in PAMP's own manufacturing facilities. The company's web address is www.pamp.com.

ABOUT J.P. MORGAN

J.P. Morgan & Co. Incorporated is a leading global financial services firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises, and invests and trades to capture market opportunities. The company's web address is www.jpmorgan.com.

NOTE TO EDITORS: Mr. Bobby Godsell, AngloGold CEO, Mr. Bill Winters, J. P. Morgan's Global Markets division head and Marwan Shakarchi, PAMP Chairman, in conjunction with GoldAvenue's CEO, Mehdi Barkhordar, will hold a Webcast today at 10 a.m. EST to offer more details on GoldAvenue. Visit www.goldavenue.com or www.goldavenue-info.com to access the Webcast. Please allow, if necessary, time to download appropriate software.


                                      # # #


--------------------------------------------------------------------------------
For GoldAvenue:      Karin Breuninger, 41 79 253 7906  karinb@mks.ch
For GoldAvenue:      Jennifer Schroeder, 415-310-0260  jschroeder@redwhistle.com
For J.P. Morgan:     Michael Golden, 212-648-3784, golden_mike@jpmorgan.com
For AngloGold:       Charles Carter, 917-207-5461, ccarter@anglogold.comj